EXHIBIT 99.1

For Immediate Release	For Further Information Contact:
Monday, February 28, 2005	Robert E. Phaneuf
Vice President - Corporate Development
(918) 592-0101

VINTAGE PETROLEUM REPORTS FOURTH QUARTER RESULTS,

13 PERCENT INCREASE IN PRODUCTION;

2005 TARGETS REAFFIRMED OR INCREASED

Tulsa, Oklahoma – Vintage Petroleum, Inc. (NYSE:VPI) today announced net income of $249.0 million, or $3.74 per diluted share, in the fourth quarter of 2004 compared to a net loss of $284.7 million, or $4.39 per diluted share, in the same quarter last year. Income from continuing operations for the fourth quarter of 2004 rose to $45.0 million, or $0.68 per diluted share, from $8.8 million, or $0.14 per diluted share, in the year-earlier quarter, spurred by a strong 13 percent increase in production from continuing operations and significantly higher oil and gas prices.

Included in net income for the fourth quarter of 2004 is income from discontinued operations of $204.1 million, or $3.06 per diluted share, primarily as a result of a $198.5 million after-tax gain related to the sale of all of the company’s assets in Canada. The net loss for the fourth quarter of 2003 included a loss from discontinued operations of $293.5 million, or $4.53 per diluted share, due to large non-cash charges for the impairments of the company’s Canadian oil and gas properties and goodwill.

Cash flow excluding discontinued operations, a non-GAAP measure, was $93.4 million for the fourth quarter of 2004, up 65 percent from cash flow of $56.7 million in the fourth quarter of 2003. See the attached table for reconciliations of these non-GAAP financial measures to the corresponding GAAP amounts of cash provided by operating activities of $96.1 million for the fourth quarter of 2004 and $61.7 million for the same period in 2003.

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Discontinued Operations

After the disappointing operating results experienced in Canada during 2003, the company curtailed its 2004 Canadian capital spending. As a result of an improved commodity price outlook in 2004 and robust acquisition activity levels fueled by the Canadian income trusts, the company decided to sell all of its interests in Canada. On November 30, 2004, the company closed the sale and recorded a $198.5 million after-tax gain. In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, the company was required to reclassify the assets, liabilities and results of its operations in Canada as discontinued operations for all periods presented. These reclassifications had no impact on previously reported net income (loss). Certain financial and operating data related to these discontinued operations are provided in the tables attached to this release.

Production Up 13 Percent

Total production from continuing operations (which excludes Canada) for the quarter of 6.6 million BOE was 13 percent above the comparable 5.8 million BOE in the fourth quarter of 2003. This increase was driven by a 31 percent increase in gas production while oil production was up five percent compared to the prior-year quarter.

Total net gas production from continuing operations continued to show strong increases fueled by exploitation successes in the U.S., where net gas production increased 58 percent from last year’s fourth quarter (and 10 percent from the immediately preceding quarter) to average 97,375 Mcf per day in 2004’s fourth quarter. Bolivia continued to benefit from Argentina’s increased demand for natural gas with the company’s net gas production in Bolivia rising to an average of 22,641 Mcf per day in the current quarter compared to an average of 19,141 Mcf per day in the fourth quarter of 2003.

Argentina oil production, before the impact of changes in inventories, in the fourth quarter of 2004 averaged 31,396 net barrels of oil per day (BOPD), an increase of nine percent over the 28,767 net

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BOPD produced in the comparable quarter of 2003. A little over one-half of the increase was contributed by the company’s acquisition of properties in the San Jorge basin during September 2004, with the remainder reflecting the impact of the company’s drilling and workover programs. Due to weather delays in December which affected shipping, the company experienced a 441,000 barrel increase in its Argentine oil inventories in the fourth quarter of 2004 (an average of 4,795 net BOPD), resulting in average production, net of this inventory build, of 26,601 net BOPD. This inventory change is anticipated to be temporary since these volumes are expected to be sold in the first quarter of 2005.

Oil production in Yemen made its initial contribution in the second quarter of 2004 and averaged 3,028 net BOPD during the fourth quarter, before the impact of changes in inventories. The company expects to produce approximately 3,400 net BOPD during the first quarter of 2005. As a result of development drilling during 2004, the total productive capacity in Yemen has now risen to approximately 6,250 net (12,000 gross) BOPD. Permanent pipeline and central processing facilities with an initial gross capacity of 10,000 BOPD are expected to be completed in mid-2005.

Commodity Prices and Revenues

Including the impact of derivative financial instruments accounted for as hedges, the company’s realized price for oil from continuing operations increased 36 percent to an average of $34.18 per barrel in the fourth quarter of 2004, compared with last year’s fourth quarter average price of $25.19 per barrel. The company’s realized price for gas, including the impact of hedges, increased 70 percent to $4.64 per Mcf compared to $2.73 per Mcf in the fourth quarter of 2003. As a result of the increases in production and oil and gas prices, oil and gas revenues increased 60 percent to $210.7 million for the fourth quarter of 2004 from $132.0 million in the same period of 2003.

Costs and Expenses

Production costs from continuing operations of $5.42 per BOE in the fourth quarter of 2004 were down four percent from $5.67 per BOE for the previous year’s quarter, as the prior year’s quarter included $2.6 million for costs to repair damage resulting from fires in California.

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Fourth quarter export taxes in Argentina increased from $5.2 million in 2003 to $17.4 million in 2004 primarily as a result of the increased export tax rates announced in August which impacted crude oil exports during the fourth quarter of 2004.

Production, transportation and storage costs combined with production, ad valorem and export taxes (total LOE) increased to $9.59 per BOE in the fourth quarter of 2004 from $7.77 per BOE in the year-earlier quarter, with substantially all of the increase attributable to the increased export taxes in Argentina.

Exploration costs from continuing operations of $11.0 million for the fourth quarter of 2004 consisted of $6.5 million of seismic, geological and geophysical costs, $2.3 million of dry hole costs, primarily in Yemen, and $2.2 million of leasehold impairments. This compares to exploration expense for the fourth quarter of 2003 of $4.2 million, consisting of $2.5 million of seismic, geological and geophysical costs, $0.2 million of dry hole costs and $1.5 million of leasehold impairments.

Interest expense declined 19 percent to $12.5 million in the fourth quarter of 2004 due to an eight percent reduction in average debt outstanding and a 12 percent reduction in the average interest rate resulting from a change in the mix of fixed-rate versus floating-rate debt.

Total Year 2004 Results

Net income for the year ended December 31, 2004, was $332.6 million, or $5.06 per diluted share, compared to a net loss of $240.9 million, or $3.75 per diluted share, for 2003. Income from continuing operations before cumulative effect of change in accounting principle of $125.4 million, or $1.91 per diluted share, compares to $59.5 million, or $0.92 per diluted share, for 2003.

Cash flow excluding discontinued operations, a non-GAAP measure, was $313.2 million for the

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year ended December 31, 2004, up 46 percent compared to $215.2 million in the prior year, reflecting the increase in production and oil and gas prices from the year-ago levels. See the attached table for reconciliations of these non-GAAP financial measures to the corresponding GAAP amounts of cash provided by operating activities of $352.3 million for the year ended December 31, 2004, and $233.8 million in 2003.

Improved Balance Sheet

Net debt (long-term debt less cash and cash equivalents) at December 31, 2004, is $426 million which is down 36 percent from year end 2003, reflecting the application of the proceeds from the sale of the company’s Canadian properties and a portion of its cash flow from continuing operations. The net debt-to-book capitalization ratio declined to 38.4 percent, with net debt representing approximately 1.3 times 2005 targeted cash flow of $320 million and less than one times 2005 targeted EBITDAX of $440 million.

Development Seismic Costs Accounting Policy Under Review

In connection with a routine review of the company’s 2003 Form 10-K filing, the Securities and Exchange Commission (SEC) is currently considering the appropriateness of the company’s accounting policy which provides for the capitalization of 3-D seismic costs incurred in its development activities. The majority of these costs relate to the company’s activities in Argentina where the company has drilled in excess of 450 wells, 97 percent of which have been productive. The company believes its accounting policy is consistent with GAAP and industry practice. Approximately $2.0 million, $1.9 million and $1.7 million of 3-D seismic costs incurred in its development activities were capitalized in the years ended December 31, 2004, 2003 and 2002, respectively. If the company’s development seismic costs had been expensed as exploration costs, additional after-tax adjustments (net of the effect of previously recorded amortization and property sales) of a $0.5 million charge, $3.4 million of income and a $0.2

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million charge would have been recorded to previously reported net income or loss for the years ended December 31, 2004, 2003 and 2002, respectively. The cumulative after-tax effect on retained earnings at December 31, 2004, would have been a reduction of approximately $14.8 million, or two percent of stockholders’ equity. A total of approximately $22.0 million (net of accumulated amortization of $6.4 million) of development seismic costs are included in net property, plant and equipment on the company’s balance sheet at December 31, 2004. The company is currently pursuing a favorable resolution of this matter with the SEC. If unsuccessful, the company may be required to restate prior period financial statements.

2005 Targets Updated

The company is increasing its production target for 2005 from the previously announced 25.8 million BOE to 26.4 million BOE. The increase is a result of the December 2004 acquisition of producing properties in the Gulf Coast area of Alabama and additional volumes expected to be sold in the first quarter of 2005 in Argentina as the company reverses the oil inventory increase experienced during the fourth quarter of 2004 due to weather related shipping delays. These increases were partially offset by adjustments for production which is expected to be temporarily shut-in for much of the first quarter of 2005 due to heavy rains and mudslides in Ventura County, California. The company expects to incur approximately $8.5 million to repair the mudslide damage and, accordingly, has increased its production cost target for 2005.

The company has assumed average NYMEX prices for 2005 of $40.00 per barrel of oil and $6.50 per MMBtu for natural gas. Due to a widening of contract differentials in Argentina, the company has adjusted its expected net realized prices for oil production as a percent of NYMEX prices during 2005 to be 75% versus the previous target of 78%. For 2005, the company has hedged, through price swaps, approximately 5.0 million barrels of oil at an average NYMEX reference price of $36.17 per barrel and 4.7 Bcf of gas at an average NYMEX reference price of $6.33 per MMBtu. In addition, the company has gas price collars for approximately 11.0 Bcf of gas at a NYMEX reference floor price of $6.00 per MMBtu with various caps up to $9.21 per MMBtu (see accompanying table – “Commodity Derivative Status”).

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After considering the impact of the adjustments to expected production, mudslide repair costs and realized price assumptions, plus the other assumptions enumerated in the accompanying table, “Vintage Petroleum, Inc., Revised 2005 Targets” the company is maintaining its target for 2005 cash flow (as defined in the attached table) of $320 million and its EBITDAX target of $440 million.

Vintage to Webcast Fourth-Quarter 2004 Conference Call

The company’s fourth-quarter 2004 teleconference call to review fourth quarter and year end results will be broadcast live on a listen-only basis over the internet on Tuesday, March 1 at 3 p.m. Central Time. Interested parties may access the webcast by visiting the Vintage Petroleum, Inc. website at www.vintagepetroleum.com and selecting the microphone icon, or at www.fulldisclosure.com and typing VPI in the ticker search box and selecting “Go”. The teleconference may be accessed by dialing 800-362-0571 and providing the call identifier “Vintage” to the operator. The webcast and the accompanying slide presentation will be available for replay at the company’s website. An audio replay will be available until March 8, 2005, by dialing 402-220-2982.

Forward-Looking Statements

This release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical facts, that address estimates of proved oil and gas reserves, the net present value of future net revenue from reserves, future production, exploration drilling, exploitation activities, operating costs, capital spending, EBITDAX, cash flow, NYMEX prices of oil and gas and company realizations, the impact of oil and gas hedging activities, and events or developments that the company

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expects or believes are forward-looking statements. Although the company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements include oil and gas prices, exploitation and exploration successes, actions taken and to be taken by Argentina as a result of its political and economic conditions and changes in the estimated impact on the company, as well as continued availability of capital and financing, and general economic, market or business conditions.

Vintage Petroleum, Inc. is an independent energy company engaged in the acquisition, exploitation, exploration, and development of oil and gas properties and the marketing of natural gas and crude oil. Company headquarters are in Tulsa, Oklahoma, and its common shares are traded on the New York Stock Exchange under the symbol VPI. For additional information, visit the company website at www.vintagepetroleum.com.

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VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
REVENUES:
Oil, condensate and NGL sales	$149,436	$104,544	$516,756	$428,350
Gas sales	61,298	27,504	188,582	114,049
Sulfur sales	417	410	1,366	1,715
Gas marketing	21,345	10,655	71,476	70,633

Total revenues	232,496	143,113	778,180	614,747

COSTS AND EXPENSES:
Production costs	35,661	33,038	141,040	124,367
Transportation and storage costs	3,586	2,281	11,086	7,401
Production and ad valorem taxes	6,450	4,713	23,007	17,469
Export taxes	17,359	5,227	43,050	31,041
Exploration costs	10,993	4,212	31,993	21,607
Gas marketing	20,192	9,945	67,601	68,038
General and administrative	14,750	12,241	56,473	46,908
Stock compensation	528	964	7,619	5,259
Depreciation, depletion and amortization	30,515	22,351	103,202	87,814
Impairment of proved oil and gas properties	2,134	6,050	6,049	6,050
Accretion	1,694	1,558	6,626	5,980
Other operating expense	4,260	5,126	2,327	6,067

Total costs and expenses	148,122	107,706	500,073	428,001

OPERATING INCOME	84,374	35,407	278,107	186,746

NON-OPERATING (INCOME) EXPENSE:
Interest expense	12,494	15,506	51,815	69,834
Loss on early extinguishment of debt	—	5,483	9,903	6,909
Losses on derivative transactions	6,384	849	21,745	1,539
(Gain) loss on disposition of assets	(83)	527	(155)	1,194
Foreign currency exchange (gain) loss	337	57	(775)	6,710
Other non-operating (income) expense	14	(139)	644	(788)

Net non-operating expense	19,146	22,283	83,177	85,398

Income from continuing operations before income taxes and cumulative effect of change in accounting principle	65,228	13,124	194,930	101,348

INCOME TAX PROVISION:
Current	13,792	531	57,906	40,140
Deferred	6,468	3,771	11,583	1,714

Total income tax provision	20,260	4,302	69,489	41,854

Income from continuing operations before cumulative effect of change in accounting principle	44,968	8,822	125,441	59,494

INCOME (LOSS) FROM DISCONTINUED OPERATIONS, net of income tax benefit of $30,852, $100,615, $30,722, and $75,136, respectively	204,065	(293,478)	207,151	(307,520)

Income (loss) before cumulative effect of change in accounting principle	249,033	(284,656)	332,592	(248,026)

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE, net of income tax provision of $4,104	—	—	—	7,119

NET INCOME (LOSS)	$249,033	$(284,656)	$332,592	$(240,907)

-Table Follows-

VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Continued)

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
BASIC INCOME (LOSS) PER SHARE:
Income from continuing operations before cumulative effect of change in accounting principle	$0.68	$0.14	$1.93	$0.93
Income (loss) from discontinued operations	3.10	(4.57)	3.18	(4.80)

Income (loss) before cumulative effect of change in accounting principle	3.78	(4.43)	5.11	(3.87)
Cumulative effect of change in accounting principle	—	—	—	0.11

Net income (loss)	$3.78	$(4.43)	$5.11	$(3.76)

DILUTED INCOME (LOSS) PER SHARE:
Income from continuing operations before cumulative effect of change in accounting principle	$0.68	$0.14	$1.91	$0.92
Income (loss) from discontinued operations	3.06	(4.53)	3.15	(4.78)

Income (loss) before cumulative effect of change in accounting principle	3.74	(4.39)	5.06	(3.86)
Cumulative effect of change in accounting principle	—	—	—	0.11

Net income (loss)	$3.74	$(4.39)	$5.06	$(3.75)

Weighted average common shares outstanding:
Basic	65,824	64,272	65,046	64,022
Diluted	66,567	64,799	65,784	64,328

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VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Year Ended December 31,
	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$332,592	$(240,907)
Adjustments to reconcile net income (loss) to net cash provided by operating activities -
(Income) loss from discontinued operations, net of tax	(207,151)	307,520
Cumulative effect of change in accounting principle	—	(7,119)
Depreciation, depletion and amortization	103,202	87,814
Impairment of proved oil and gas properties	6,049	6,050
Accretion	6,626	5,980
Dry hole costs and impairments of unproved oil and gas properties	21,227	11,629
Provision for deferred income taxes	11,583	1,714
Foreign currency exchange (gain) loss	(775)	6,710
(Gain) loss on dispositions of assets	(155)	1,194
Loss on early extinguishment of debt	9,903	6,909
Stock compensation	7,619	5,259
Losses on derivative activities	21,745	1,539
Other non-cash charges included in net income (loss)	844	2,359
Increase in receivables	(32,659)	(3,914)
Increase in payables and accrued liabilities	53,198	9,836
Other working capital changes	3,753	9,965

Cash provided by continuing operations	337,601	212,538
Cash provided by discontinued operations	14,705	21,295

Cash provided by operating activities	352,306	233,833

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures -
Oil and gas properties	(306,970)	(140,502)
Gathering systems and other	(2,816)	(4,273)
Proceeds from sale of oil and gas properties	668	29,981
Purchase of company, net of cash acquired	(26,757)	—
Proceeds from sale of company, net of cash sold	241,482	116,107
Payments on non-hedge derivative transactions	(10,917)	—
Other	(319)	3,487

Cash provided (used) by investing activities – continuing operations	(105,629)	4,800
Cash provided (used) by investing activities – discontinued operations	7,840	(13,289)

Cash used by investing activities	(97,789)	(8,489)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock	14,122	1,625
Purchase of treasury stock	(1,202)	(3,117)
Redemption of 9 3/4% Senior Subordinated Notes due 2009	(157,313)	—
Redemption of 9% Senior Subordinated Notes due 2005	—	(50,750)
Redemption of 8 5/8% Senior Subordinated Notes due 2009	—	(103,234)
Advances on revolving credit facility and other borrowings	715,900	289,100
Payments on revolving credit facility and other borrowings	(715,900)	(322,900)
Dividends paid	(12,318)	(10,862)
Other	(6,423)	(1,753)

Cash used by financing activities	(163,134)	(201,891)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	574	686

NET INCREASE IN CASH AND CASH EQUIVALENTS	91,957	24,139
CASH AND CASH EQUIVALENTS, beginning of period	32,264	8,125

CASH AND CASH EQUIVALENTS, end of period	$124,221	$32,264

-Table Follows-

VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except shares and per share amounts)

(Unaudited)

	December 31,
	2004	2003
A S S E T S
CURRENT ASSETS:
Cash and cash equivalents	$124,221	$32,264
Accounts receivable -
Oil and gas sales	107,870	78,321
Joint operations	12,479	7,480
Income taxes receivable	31,571	7,421
Prepaids and other current assets	39,012	6,660
Assets of discontinued operations	—	224,321

Total current assets	315,153	356,467

PROPERTY, PLANT AND EQUIPMENT, at cost:
Oil and gas properties, successful efforts method	2,163,176	1,835,588
Oil and gas gathering systems and plants	23,926	23,344
Other	31,932	26,334

	2,219,034	1,885,266

Less: Accumulated depreciation, depletion and amortization	942,656	829,055

Total property, plant and equipment, net	1,276,378	1,056,211

DEFERRED INCOME TAXES	13,200	—

OTHER ASSETS, net	40,161	41,581

	$1,644,892	$1,454,259

L I A B I L I T I E S A N D S T O C K H O L D E R S’ E Q U I T Y
CURRENT LIABILITIES:
Revenue payable	$33,740	$22,641
Accounts payable – trade	50,775	41,893
Current income taxes payable	23,565	23,545
Derivative financial instruments payable	27,672	7,551
Other payables and accrued liabilities	73,748	61,507
Liabilities of discontinued operations	—	27,914

Total current liabilities	209,500	185,051

LONG-TERM DEBT	549,949	699,943

DEFERRED INCOME TAXES	80,383	60,606

LONG-TERM LIABILITY FOR ASSET RETIREMENT OBLIGATIONS	90,707	72,158

OTHER LONG-TERM LIABILITIES	30,675	14,015

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.01 par, 5,000,000 shares authorized, zero shares issued and outstanding	—	—
Common stock, $0.005 par, 160,000,000 shares authorized, 66,541,984 and 64,720,975 shares issued and 66,012,252 and 64,281,199 outstanding, respectively	333	324
Capital in excess of par value	361,120	337,080
Retained earnings	342,707	22,844
Accumulated other comprehensive income (loss)	(13,088)	70,482

	691,072	430,730

Less: Treasury stock, at cost, 529,732 and 439,776 shares, respectively	4,319	3,117
Less: Unamortized cost of restricted stock awards	3,075	5,127

Total stockholders’ equity	683,678	422,486

	$1,644,892	$1,454,259

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VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

SUMMARY OPERATING DATA

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004		2003
PRODUCTION:

Oil (MBbls) -
U.S.	1,554	1,445	6,153		6,199
Argentina (a)	2,447	2,683	9,900	(b)	10,388
Bolivia (a)	24	21	89		83
Yemen (a)	348	—	514		—

Continuing operations	4,373	4,149	16,656		16,670

Canada	165	303	830		1,248
Ecuador	—	—	—		114

Total	4,538	4,452	17,486		18,032

Gas (MMcf) -
U.S.	8,958	5,663	30,459		23,097
Argentina	2,175	2,635	8,659	(b)	9,838
Bolivia	2,083	1,761	8,097		6,252

Continuing operations	13,216	10,059	47,215		39,187

Canada	2,486	4,207	14,077		19,153

Total	15,702	14,266	61,292		58,340

MBOE from continuing operations	6,576	5,826	24,525		23,201

Total MBOE	7,155	6,830	27,701		27,755

(a)	Oil production (in MBbls) before the impact of changes in inventories:

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004		2003
Argentina	2,888	2,647	10,347	(b)	10,273
Bolivia	23	22	94		83
Yemen	279	—	561		—
(b)	Argentina production for the year ended December 31, 2004, is estimated to have been reduced as the result of a labor strike and problems at a major oil loading facility by 527 MBbls of oil and 429 MMcf of gas, or 598 MBOE.

MBbls	- thousand barrels
MMcf	- million cubic feet
MBOE	- thousand barrels of oil equivalent

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VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

SUMMARY OPERATING DATA

(Continued)

(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2004		2003	2004		2003
Average Sales Price (including impact of hedges):

Oil (per Bbl) -
U.S.	$34.51	(a)	$23.68	$29.29	(a)	$24.98
Argentina	33.16		26.02	31.74		26.14
Bolivia	20.75		24.04	23.42		23.04
Yemen	40.72		—	39.35		—
Continuing operations	34.18	(a)	25.19	31.02		25.70

Canada	33.05		28.16	29.27		28.18
Ecuador	—		—	—		26.87

Gas (per Mcf) -
U.S.	$6.23		$4.01	$5.55		$4.20
Argentina	0.76		0.48	0.67		0.46
Bolivia	1.85		2.00	1.71		2.01
Continuing operations	4.64		2.73	3.99		2.91

Canada	5.03		4.34	4.85		4.35

Average Sales Price (excluding impact of hedges):

Oil (per Bbl) -
U.S.	$41.83		$27.95	$36.97		$28.23
Argentina	33.16		26.02	31.74		26.14
Bolivia	20.75		24.04	23.42		23.04
Yemen	40.72		—	39.35		—
Continuing operations	36.78		26.68	33.86		26.91

Canada	42.04		27.51	35.48		27.90
Ecuador	—		—	—		26.87

Gas (per Mcf) -
U.S.	$6.18		$4.24	$5.54		$4.81
Argentina	0.76		0.48	0.67		0.46
Bolivia	1.85		2.00	1.71		2.01
Continuing operations	4.60		2.86	3.98		3.27

Canada	5.03		4.11	4.85		4.67

(a)	The average oil sales price per barrel for the U.S. for the three months and year ended December 31, 2004 does not reflect realized losses of $7.03 and $1.78 per barrel, respectively. The average oil sales price per barrel for continuing operations for the three months and year ended December 31, 2004 does not reflect realized losses of $2.50 and $0.66 per barrel, respectively. These losses have been reflected in non-operating expense as they relate to settlements on economic hedges. Economic hedges are derivative financial instruments, intended to hedge a specific exposure, that do not qualify or ceased to qualify for hedge accounting under SFAS 133.

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VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

FINANCIAL DATA RELATED TO DISCONTINUED OPERATIONS

CANADA AND ECUADOR

(In thousands)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
REVENUES:
Oil, condensate and NGL sales	$5,464	$8,527	$24,298	$38,244
Gas sales	12,496	18,254	68,309	83,303
Sulfur sales	165	120	503	604

Total revenues	18,125	26,901	93,110	122,151

COSTS AND EXPENSES:
Production costs	6,986	9,657	36,900	36,196
Transportation and storage costs	169	308	1,443	2,604
Production and ad valorem taxes	84	149	1,338	1,506
Exploration costs	138	15,124	7,582	53,325
General and administrative	2,945	3,730	10,235	11,219
Depreciation, depletion and amortization	—	14,359	23,900	56,211
Impairment of proved oil and gas properties	—	350,180	—	364,195
Impairment of goodwill	—	25,673	—	25,673
Accretion	253	352	1,299	1,360
Other operating (income) expense	83	(61)	(58)	(57)

Total costs and expenses	10,658	419,471	82,639	552,232

OPERATING INCOME (LOSS)	7,467	(392,570)	10,471	(430,081)

NON-OPERATING (INCOME) EXPENSE:
Interest expense	—	17	—	83
Loss on disposition of assets	—	999	—	507
Foreign currency exchange (gain) loss	1,832	60	2,358	(550)
Other non-operating (income) expense	179	447	(559)	(208)

Net non-operating (income) expense	2,011	1,523	1,799	(168)

Income (loss) from continuing operations before income taxes	5,456	(394,093)	8,672	(429,913)

INCOME TAX BENEFIT	(151)	(100,615)	(21)	(112,902)

INCOME (LOSS) FROM DISCONTINUED OPERATIONS BEFORE GAIN ON SALE	5,607	(293,478)	8,693	(317,011)

GAIN ON SALE OF DISCONTINUED OPERATIONS, NET OF INCOME TAX PROVISION (BENEFIT) OF $(30,701), $0, $(30,701) and $37,766, respectively	198,458	—	198,458	9,491

INCOME (LOSS) FROM DISCONTINUED OPERATIONS	$204,065	$(293,478)	$207,151	$(307,520)

-Table Follows-

VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

REVISED 2005 TARGETS

	Previous 2005 Targets	Revised 2005 Targets(c)
Oil production (MMBbls):
U.S.	5.8	5.8
Argentina	11.9	12.3 (e)
Bolivia	0.1	0.1
Yemen	1.4	1.4
Total	19.2	19.6

Gas Production (Bcf):
U.S.	27.6	28.3
Argentina	8.0	8.0
Bolivia	4.5	4.5
Total	40.1	40.8

Total MMBOE	25.8	26.4

Assumed NYMEX(a) prices:
Oil	$40.00	$40.00
Gas	$6.50	$6.50

Net realized price (before impact of hedging) as a percent of NYMEX(a) - Total Company:
Oil	78%	75%
Gas	68%	69%

DD&A per BOE (oil and gas only)	$4.20	$4.65
G&A per BOE	$2.40	$2.35

Production, transportation and storage costs per BOE	$6.95	$7.35
Production, ad valorem and export taxes per BOE	$3.15	$2.35

Total LOE per BOE	$10.10	$9.70

Non-Acquisition Capital Spending Budget (in millions)	$250	$250

Cash Flow (before all exploration expenses, working capital changes and current taxes associated with property sales) (in millions) (d)	$320	$320

EBITDAX (in millions)(b)(d)	$440	$440

MMBbls	– million barrels
Bcf	– billion cubic feet
MMBOE	– million barrels of oil equivalent
(a)	NYMEX

Oil	-	Average of the daily settlement price per barrel for the near-month contract for light crude oil as quoted on the New York Mercantile Exchange.
Gas	-	Average of the settlement price per MMBtu for the last three trading days for the applicable contract month for natural gas as quoted on the New York Mercantile Exchange.
(b)	EBITDAX: Earnings before interest, taxes, DD&A, impairments, exploration expenses, cumulative effect of change in accounting principle, loss on early extinguishment of debt, gains/losses on property sales and other non-cash items.
(c)	Targets do not reflect any future acquisitions or dispositions of assets. Targets reflect the impact of existing hedges. See “2005 Targets Updated” and “Forward-Looking Statements” elsewhere in the release.
(d)	The targets for non-GAAP financial measures are not reconciled to the most directly comparable GAAP financial measure as the company does not establish targets for such GAAP financial measures.
(e)	Includes additional sales volumes of 400,000 barrels for an expected decrease in oil inventories.

-Table Follows-

VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

COMMODITY DERIVATIVE STATUS

OIL PRICE SWAPS

Quarter Ending	Barrels	NYMEX Reference Price $ Per Bbl
March 31, 2005	1,242,000	37.77
June 30, 2005	1,255,800	36.49
September 30, 2005	1,269,600	35.57
December 31, 2005	1,269,600	34.88

March 31, 2006	427,500	37.39
June 30, 2006	432,250	36.80
September 30, 2006	437,000	36.32
December 31, 2006	437,000	35.93

March 31, 2007	189,000	34.26
June 30, 2007	63,700	39.66
September 30, 2007	64,400	39.38
December 31, 2007	64,400	39.10

GAS PRICE SWAPS

Quarter Ending	MMBtu	NYMEX Reference Price $ Per MMBtu
March 31, 2005	1,161,000	6.65
June 30, 2005	1,173,900	6.15
September 30, 2005	1,186,800	6.17
December 31, 2005	1,186,800	6.37

GAS PRICE COLLARS

MMBtu For 2005	NYMEX Floor Reference Price $ Per MMBtu	NYMEX Cap Reference Price $ Per MMBtu
1,825,000	6.00	6.80
3,650,000	6.00	8.02
1,825,000	6.00	8.73
3,650,000	6.00	9.21

-Table Follows-

VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES

Cash flow excluding discontinued operations, a non-GAAP measure, represents cash provided by operating activities before the impact of discontinued operations, changes in working capital items related to operating activities, all exploration costs, current taxes on property sales and further adjusted for payments on derivative transactions no longer qualifying for hedge accounting which are reflected as investing activities under GAAP. This non-GAAP measure is presented because management believes it is a useful adjunct to cash provided by operating activities under accounting principles generally accepted in the United States (GAAP). This non-GAAP cash flow measure is widely accepted as a financial indicator of an oil and gas company’s ability to generate cash which is used to internally fund exploration and development activities and to service debt and is comparable to targets established by the company. This non-GAAP measure is not a measure of financial performance under GAAP and should not be considered as an alternative to cash provided (used) by operating, investing, or financing activities as an indicator of cash flows, or as a measure of liquidity.

EBITDAX excluding discontinued operations is also presented below because of its wide acceptance by the investment community as a financial indicator of a company’s ability to internally fund exploration and development activities and to service or incur debt. Management also views the non-GAAP measure of EBITDAX excluding discontinued operations as a useful tool for comparison of the company’s financial indicator with those of peer companies and is comparable to targets established by the company. EBITDAX excluding discontinued operations should not be considered as an alternative to net income or cash provided by operating activities, as defined by GAAP. The following table reconciles cash provided by operating activities to cash flow excluding discontinued operations and EBITDAX excluding discontinued operations (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Cash provided by operating activities (GAAP measure)	$96,092	$61,677	$352,306	$233,833
Adjustments to remove the impact of:
Cash used (provided) by discontinued operations	19,941	(4,889)	(14,705)	(21,295)
Changes in working capital items related to operating activities	(18,174)	(4,232)	(24,292)	(15,887)
Exploration geological and geophysical costs	6,499	2,493	10,766	9,978
Current tax provision associated with miscellaneous property sales	—	1,668	—	8,601
Payments on derivative transactions included in investing activities	(10,917)	—	(10,917)	—

Cash flow excluding discontinued operations (non-GAAP measure)	93,441	56,717	313,158	215,230

Current taxes	13,792	4,764	57,906	37,440
Interest expense	12,494	15,506	51,815	69,834

EBITDAX excluding discontinued operations (non-GAAP measure)	$119,727	$76,987	$422,879	$322,504